Exhibit 10.6
WORLD KINECT CORPORATION

EXECUTIVE SEVERANCE POLICY
(Amended and Restated as of January 1, 2026)

    1.    Purpose. The purpose of this World Kinect Corporation Executive Severance Policy (this “Policy”) is to provide certain Severance Payments and Benefits to designated key executives of the Company in the event of a termination of their employment in certain specified circumstances, all as further provided for under this Policy. The World Fuel Services Corporation Executive Severance Policy (the “Original Policy”) was first adopted and effective as of December 31, 2016, and is hereby amended and restated in the form of this Policy effective as of December 31, 2025 (the “Amendment and Restatement Effective Date”).

    2.    Definitions. The following definitions are applicable for purposes of this Policy (including any Annex hereto), in addition to terms defined in Section 1 above or otherwise defined in this Policy:

        (a)    “Accrued Obligations” means the sum of (i) the Executive’s base salary earned but unpaid (and otherwise payable) through the Date of Termination, (ii) the amount of any vested deferred compensation and other cash compensation earned or accrued by, or vested for, the Executive as of the Termination Date that is not otherwise forfeitable, (iii) applicable payment for unused paid time-off, if any, accrued as of the Date of Termination, (iv) unreimbursed business expenses reimbursable under policies of the Company and its Subsidiaries then in effect, and (v) all other benefits which have been earned and vested as of the Termination Date, to the extent not already paid to the Executive; provided, however, that in each of (i), (iii) and (v), to the extent permissible under applicable law and consistent with Code Section 409A, the Company may offset such amounts against any obligations and liabilities of the Executive to the Company or any Subsidiary. For purposes of this Section 2(a), any Bonus for which (x) the measurement period has concluded and (y)  the applicable payment date has not occurred, in each case as of the Executive’s Date of Termination, shall nonetheless be considered an Accrued Obligation as long as the applicable termination of the Executive’s employment is neither for Cause nor the result of a voluntary resignation by the Executive without Good Reason.

        (b)    “Affiliate” means with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

        (c)    “Award” shall mean any stock-based award or cash award granted to the Executive under an Incentive Plan.

        (d)    “Award Agreement” means an agreement (whether in written or electronic form), or certificate, resolution or other type or form of writing evidencing an Award granted under an Incentive Plan.

        (e)    “Beneficiary” means a Person or entity that the Executive designates in writing to the Company to receive payments or benefits hereunder in the event of the Executive’s death. If no such Person or entity is named or there is no surviving designated Beneficiary, such Executive’s Beneficiary shall be the Executive’s estate.

        (f)    “Board” means the Board of Directors of the Company.

        (g)    “Bonus” means an annual cash award granted to the Executive under an Incentive Plan.

        (h)    “Cause” means:

            (i)    the material failure by the Executive to perform, in a reasonable manner, his or her duties as assigned by the Company or any Subsidiary (or any successor company);

            (ii)    any material violation or material breach by the Executive of his or her employment, consulting or other similar agreement with the Company or any Subsidiary (or successor company), if any;

            (iii)    any material violation or material breach by the Executive of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or any Subsidiary (or successor company);

            (iv)    any material violation or material breach by the Executive of any Company Policy (or successor company policies);

            (v)    any act by the Executive of material dishonesty or fraud that injures the reputation or business of the Company or any Subsidiary (or successor company);

            (vi)    the conviction of, or entry of a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; or

            (vii)    the Executive’s impeding of, interfering with, or failing to reasonably cooperate with an investigation authorized by the Company or any Subsidiary or Affiliate;

        provided, however, that the good faith determination by the Committee of whether the Executive’s employment or service was terminated for “Cause” shall be final and binding for all purposes hereunder.

        (i)    A “Change of Control” means any one of the following events:

            (i)    any person or “group” as defined in Section 13(d)(3) of the Exchange Act, but excluding any employee benefit plan or plans of the Company and its Subsidiaries, becomes the beneficial owner, directly or indirectly, of 30% or more of the combined Voting Power of the Company’s outstanding Voting Securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that, for purposes of this subparagraph (i), any acquisition directly from the Company shall not constitute a Change of Control; or

            (ii)    the consummation of any merger, consolidation, reorganization or similar event of the Company or any of its Subsidiaries, as a result of which the holders of the voting stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least 51% of the aggregate Voting Power of the capital stock of the surviving entity; or

            (iii)    the individuals who, as of the Amendment and Restatement Effective Date, constitute the Board (such individuals, as of the Amendment and Restatement Effective Date, the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board, or in the case of the consummation of a merger or consolidation of the Company, do not constitute or cease to constitute at least two-thirds of the board of directors of the surviving company (or in a case where the surviving corporation is controlled, directly or indirectly by another corporation or entity, do not constitute or cease to constitute at least two-thirds of the board of such controlling corporation or do not have or cease to have at least two-thirds of the voting seats on any body comparable to a board of directors of such controlling entity, or if there is no body comparable to a board of directors, at least two-thirds voting control of such controlling entity); provided, however, that any person becoming a director (or, in the case of a controlling non-corporate entity, obtaining a position comparable to a director or obtaining a voting interest in such entity) subsequent to the Amendment and Restatement Effective Date whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest), shall be, for purposes of this Policy, considered as though such person were a member of the Incumbent Board; or

            (iv)    there is a liquidation or dissolution of the Company or all or substantially all of the assets of the Company have been sold.

        (j)    “CIC Severance Factor” means, unless otherwise provided in a written agreement between an Executive and the Company or a Subsidiary as of the Date of Termination, the CIC Severance Factor multiple for the Executive applicable to a Qualifying CIC Termination (as defined in Section 8) as set forth in Annex I hereto.

        (k)    “COBRA” means the continuation coverage requirements for “group health plans” under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, including rules thereunder and successor provisions and rules thereto.

        (l)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder (a reference to any provision of the Code shall include reference to any successor provision of the Code or successor regulations).

        (m)    “Code Section 409A” means Section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to Code Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

        (n)    “Committee” means the Compensation Committee of the Board (or its successor) or such other committee as the Board may designate to perform administrative functions under this Policy (or, to the extent specifically determined by the Board for purposes of administration of this Policy, the Board itself), or its applicable delegate.

        (o)    “Company” means World Kinect Corporation, a Florida corporation.

        (p)    “Company Policy” means any corporate policies of the Company and its Subsidiaries and Affiliates, including, but not limited to, the World Kinect Corporation Code of Conduct, Securities Trading Policy, and any other personnel policies or related documents, each as may be amended or substituted from time to time.

        (q)    “Date of Termination” means, unless otherwise agreed to by the Company, (i) if an Executive’s employment is terminated by the Company and/or its Subsidiaries for Cause, the date on which a notice of termination is given or the date set forth in such notice, (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the date that is one day after the last day of any applicable cure period, (iii) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, or (iv) if the Executive’s employment is terminated for any other reason, the date on which a notice of termination is given or the date set forth in such notice. Notwithstanding anything in this Policy to the contrary, unless otherwise agreed to by the Company and the Executive prior to the Date of Termination, the Executive shall (x) be deemed to have automatically resigned from all directorships and offices or other roles with the Company and its Subsidiaries, and their Affiliates (including joint ventures), as of the Date of Termination, and (y) agree to execute and deliver any documentation reasonably requested (or to take any other reasonably requested steps) to effect or confirm such resignations.

        (r)    “Disability” means the inability of the Executive , due to illness, accident or any other physical or mental incapacity, to perform, with or without reasonable accommodation, the essential functions of his or her employment duties for the Company and its Subsidiaries for an aggregate of 180 days within any period of 12 consecutive months, as determined by a physician satisfactory to the Company, which determination will be final and binding; provided, however, that, in the case of any payments or benefits that are subject to Code Section 409A, such circumstances shall only constitute “Disability” if to the extent they constitute Disability within the meaning of Treasury Regulation Section 1.409A-3(i)(4).

        (s)    “Executive” has the meaning specified in Section 3.

        (t)    “Forfeiture Event” has the meaning specified in Section 10(b)(i).

        (u)    “Good Reason” means the occurrence of any of the following, unless mutually agreed upon by the Company and the Executive:

            (i)    the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, title and reporting requirements), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company promptly after written notice thereof given by the Executive;

            (ii)    any reduction in, or failure to pay, the Executive’s base salary, other than a reduction or failure that is part of a broad reduction in base salary generally applicable to the Company’s other similarly-situated employees;

            (iii)    within two years after the occurrence of a Change of Control, any failure by the Company to provide the Executive with Bonus and equity Award opportunities, or employee benefits and perquisites in the aggregate, that are not less than those provided to the Executive in the calendar year immediately preceding the Change of Control, other than a failure not occurring in bad faith; and

            (iv)    (A) within two years after the occurrence of a Change of Control, a material change by the Company (without the consent of the Executive) in the geographic location of the Executive’s primary work location that adds more than 50 miles to the Executive’s one-way daily commute to such location, or (B) otherwise, a material change by the Company (without the consent of the Executive) in the geographic location of the Executive’s primary work location that adds more than 50 miles to the Executive’s one-way daily commute to such location (other than (1) a change assigning the Executive’s primary work location to any office or location of the Company or its Subsidiaries within Miami-Dade County, Florida or Broward County, Florida, or (2) a change in the location of the Company’s headquarters, as indicated in the Company’s filings with the Securities and Exchange Commission).

    Notwithstanding the foregoing, none of the circumstances described above shall constitute Good Reason unless (x) the Executive provides the Company with written notice specifying in reasonable detail the circumstances alleged to constitute Good Reason within 90 days of the initial existence of any such circumstances, (y) the Company fails to remedy the circumstances within the 30 days following its receipt of such notice and (z) the Executive actually terminates employment within the six months following the initial existence of such circumstances.

        (v)    “Incentive Plan” means each plan, policy, program or arrangement maintained by the Company pursuant to which cash or equity-based awards may be granted to Executives, as may be amended and/or restated from time to time.

        (w)    “Non-CIC Severance Factor” means, unless otherwise provided in a written agreement between an Executive and the Company as of the Date of Termination, the Non-CIC Severance Factor multiple for the Executive as set forth in Annex I hereto.

        (x)    “Person” means an individual, corporation, partnership, limited liability company, association, trust, other entity, group or organization including a governmental authority.

        (y)    “Release” has the meaning specified in Section 10(c)(i).

        (z)    “Release Period” has the meaning specified in Section 10(c)(i).

        (aa)    “Severance Payments and Benefits” means, with respect to an Executive, all benefits provided or payments made by the Company to or for the benefit the Executive under this Policy.

        (bb)    “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

        (cc)    “Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities, or by the holders of any Voting Securities for which other Voting Securities may be convertible, exercisable, or exchangeable, upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

        (dd)    “Voting Securities” means any securities or other ownership interests of an entity, which entitle or which may entitle Persons holding such securities or other ownership interests to vote on matters submitted to such holders generally (whether or not entitled to vote in the general election of directors), or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

    3.    Eligibility. Only those executive officers of the Company (or other employees of the Company or its Subsidiaries) who (a) have been designated in writing by the Committee as participants under the Policy, and (b) have executed an acknowledgement substantially in the form of the attached Exhibit A (the “Acknowledgement,” and each such person, an “Executive”) shall be eligible for the Severance Payments and Benefits and other provisions of this Policy. For the avoidance of doubt, for purposes of determining those persons who will have the right to receive Severance Payments and Benefits in connection with a Change of Control pursuant to this Policy, an “Executive” shall only include such persons who were designated in writing as an Executive by the Committee and serving as an Executive immediately prior to the Change of Control.

    4.    Administration. Subject to Section 14(d) hereof, this Policy shall be interpreted, administered and operated by the Committee, which shall have complete authority, subject to the express provisions of this Policy, to interpret this Policy (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of this Policy), to prescribe, amend and rescind rules and regulations relating to this Policy, to make findings (including factual findings) with respect to any issue arising under this Policy, to determine the rights and status under this Policy of Executives, beneficiaries or other persons, to resolve questions (including factual questions) or disputes arising under this Policy, and to make all other determinations necessary or advisable for the administration of this Policy. The Committee may delegate any of its duties hereunder to a subcommittee, or to such Person or Persons from time to time as it may designate. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties who have an interest in this Policy. No member of the Committee, nor any Person acting pursuant to authority delegated by the Committee, shall be liable for any action, omission, or determination relating to this Policy, and the Company shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee and each Person to whom any duty or power relating to the administration or interpretation of this Policy has been delegated, against any cost or liability arising out of any action, omission or determination relating to this Policy, unless, in either case, such action, omission, or determination was taken or made by such member or other Person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company.

    5.    Termination of an Executive’s Employment for any Reason. Subject to the terms and conditions hereof, in the event of any termination of an Executive’s employment with the Company and its Subsidiaries for any reason, including but not limited to a termination of employment by the Company and its Subsidiaries for Cause or a termination of employment as a result of voluntary resignation by the Executive without Good Reason:

        (a)    The Company shall pay the Executive the Accrued Obligations, payable on the dates such amounts would have been payable under the Company’s policies if the Executive’s employment had not terminated, but in no event more than 60 days after the Executive’s Date of Termination, or sooner if required by applicable law (provided, however, that any portion of the Accrued Obligations that consists of Bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan, policy, program or agreement as applicable to the Executive).

        (b)    Any outstanding Awards (including, for the avoidance of doubt, any options, restricted stock, restricted stock units or stock appreciation rights) held by the Executive as of the Date of Termination shall be governed by the terms and conditions of the applicable Award Agreements and Incentive Plans.

    In the event of a termination of the Executive’s employment by the Company and its Subsidiaries for Cause or a termination of the Executive’s employment as a result of voluntary resignation by the Executive without Good Reason, the Executive shall not be entitled to receive any compensation, payments or benefits except as specified in Section 5(a)-(b).

    6.    Termination of an Executive’s Employment Due to Death or Disability. In addition to the payments and benefits set forth in Section 5 as described therein, in the event that the Executive’s employment with the Company and its Subsidiaries is terminated due to the Executive’s death or Disability, the Executive (or the Executive’s Beneficiary, as applicable) shall also be entitled to receive the following:

        (a)    The Company shall pay the Executive (or the Executive’s Beneficiary, as applicable) a pro-rated Bonus payout for the calendar year in which the Date of Termination occurs based (i) on actual performance for the full applicable performance period, and (ii) pro-rated based on the portion of the year worked (i.e., number of days employed in the year during which the Date of Termination occurs, divided by 365), payable at the same time similar Bonuses are paid to the Company’s other similarly-situated employees, but in no event later than March 15 of the calendar year following the calendar year in which the applicable performance period for such Bonus ends (provided, however, that no such payment will be made if such Bonus for such performance period has previously been paid to the Executive). For the avoidance of doubt, such pro-rata Bonus will be paid without application of negative discretion uniquely applied to the Executive.

        (b)    If the Executive participated in the Company’s medical plan immediately prior to the Date of Termination, an amount equal to the estimated cost of continuation coverage for the Executive and the Executive’s covered family members under the Company’s medical plan pursuant to COBRA for a number of months equal to the product of (i) 12, multiplied by (ii) the Executive’s Non-CIC Severance Factor. This amount will be payable in a lump sum on the next regularly administered pay period following the effectiveness of the applicable Release.

        (c)    For the avoidance of doubt, in no event shall an Executive’s employment be deemed to have been terminated without Cause or for Good Reason for purposes of this Policy as a result of the Executive’s death or Disability.

    7.    Termination of an Executive’s Employment by the Company Without Cause or by the Executive for Good Reason. In addition to the payments and benefits set forth in Section 5 as described therein, in the event the Executive’s employment with the Company and its Subsidiaries is terminated either by the Company and its Subsidiaries without Cause or by the Executive for Good Reason (and the provisions of Section 8 do not apply), the Executive shall also be entitled to receive the following:

        (a)    An amount equal to the product of (i) the Executive’s Non-CIC Severance Factor times (ii) the Executive’s annual base salary rate as of the Date of Termination, which amount will be payable in equal installments over a number of months equal to the product of (i) 12, multiplied by (ii) the Executive’s Non-CIC Severance Factor in accordance with the Company’s normal payroll practices starting on the first payroll period following the effectiveness of the applicable Release.

        (b)    If the Executive participated in the Company’s medical plan immediately prior to the Date of Termination, an amount equal to the estimated cost of continuation coverage for the Executive and the Executive’s covered family members under the Company’s medical plan pursuant to COBRA for a number of months equal to the product of (i) 12, multiplied by (ii) the Executive’s Non-CIC Severance Factor. This amount will be payable in a lump sum on the next regularly administered pay period following the effectiveness of the applicable Release.

        (c)    The Company shall pay the Executive a pro-rated Bonus payout for the calendar year in which the Date of Termination occurs based (i) on actual performance for the full applicable performance period, and (ii) pro-rated based on the portion of the year worked (i.e., number of days employed in the year during which the Date of Termination occurs, divided by 365), payable at the same time similar Bonuses are paid to the Company’s other similarly-situated employees, but in no event later than March 15 of the calendar year following the calendar year in which the applicable performance period for such Bonus ends (provided, however, that no such payment will be made if such Bonus for such performance period has previously been paid to the Executive). For the avoidance of doubt, such pro-rata Bonus will be paid without application of negative discretion uniquely applied to the Executive.

    8.    Change of Control Terminations. If, within the two-year period following a Change of Control, an Executive’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries without Cause or by the Executive for Good Reason (a “Qualifying CIC Termination”), then, in lieu of the amounts and benefits under Section 7(a)-7(c) (but in addition to the Accrued Obligations under Section 5(a)), the Executive shall be entitled to:
(a)    A lump sum cash payment in an amount equal to the product of (i) the Executive’s CIC Severance Factor multiplied by (ii) the sum of (A) the Executive’s annual base salary rate (at the higher of the rate in effect immediately prior to the Change of Control or the Date of Termination), plus (B) the Executive’s target annual Bonus for the year in which the Date of Termination occurs (at the higher of target immediately prior to the Change of Control or the Date of Termination). Such lump sum shall be paid on the first regular payroll date following the Release becoming effective and irrevocable, subject to Section 13.
(b)    The Company shall pay the Executive a pro-rated Bonus payout for the calendar year in which the Date of Termination occurs based (i) on the greater of target or actual performance for the full applicable performance period (if determinable), and (ii) pro-rated based on the portion of the year worked (i.e., number of days employed in the year during which the

Date of Termination occurs, divided by 365), payable at the same time similar Bonuses are paid to the Company’s other similarly-situated employees, but in no event later than March 15 of the calendar year following the calendar year in which the applicable performance period for such Bonus ends (provided, however, that no such payment will be made if such Bonus for such performance period has previously been paid to the Executive). For the avoidance of doubt, such pro-rata Bonus will be paid without application of negative discretion uniquely applied to the Executive.
(c)    If the Executive participated in the Company’s medical plan immediately prior to the Date of Termination, an amount equal to the estimated cost of continuation coverage for the Executive and the Executive’s covered family members under the Company’s medical plan pursuant to COBRA for a number of months equal to the product of (i) 12, multiplied by (ii) the Executive’s CIC Severance Factor. This amount will be payable in a lump sum within five business days following the effectiveness of the applicable Release.
(d)    Third-party outplacement services suitable to the Executive’s position and level for a period ending on the earlier of (i) December 31 of the second calendar year following the Date of Termination or (ii) the Executive’s acceptance of other full-time employment, up to an aggregate cost not to exceed $30,000, payable or reimbursed by the Company in accordance with Section 13.
    9.    Certain Reduction of Payments by the Company.

        (a)    Notwithstanding any provision of this Policy to the contrary, in the event that any payment or distribution by the Company to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise) (the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties are incurred by the Executive with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Total Payments shall be reduced to the minimum extent necessary so that no amount of the Total Payments is subject to the Excise Tax (such amount, the “Reduced Amount”); provided, however, that the Total Payments shall not be so reduced if a nationally recognized accounting firm or other tax professional selected by the Company (the “Accounting Firm”) determines that, without such reduction, the Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code, federal, state, and local income taxes, social security and Medicare taxes and all other applicable taxes, determined by applying the highest marginal income tax rate applicable to individuals under the Code in the calendar year in which the Change in Control occurs, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the effective date of the Change in Control, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code), an amount that is greater than the amount, on a net after-tax basis (determined in the same manner), that the Executive would be entitled to retain upon receipt of the Reduced Amount.

        (b)    Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 9 shall be made in good faith by the Accounting Firm in a timely manner and shall be binding on the parties absent manifest error. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive. Fees and expenses of the Accounting Firm and any other advisers retained by the Company to assist the Accounting Firm shall be borne solely by the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 9 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Policy. In the event that any payment or benefit intended to be provided under this Policy or otherwise is required to be reduced pursuant to this Section 9, the Company will reduce the Executive’s payment and/or benefits, to the extent required, in the following order (but, in each case, only the portion thereof, if any, that has been determined by the Accounting Firm to be an “Excess Parachute Payment” within the meaning of Section 280G of the Code): (i) the outplacement services; (ii) the lump sum cash severance payments and pro-rata Bonus payments; (iii) payments (including any acceleration of vesting or payments) under equity incentive awards where the full amount of such payments is treated as a parachute payment under the regulations under Section 280G of the Code; and (iv) payments (including any acceleration of vesting or payments) under equity incentive awards where less than the full amount of such payments is treated as a parachute payment under the regulations under Section 280G of the Code. Within any category of payments and benefits: (A) a reduction will occur first with respect to amounts that are not nonqualified deferred compensation within the meaning of Code Section 409A and then with respect to amounts that are; and (B) the payment and/or benefit amounts (including the acceleration of vesting or payments) to be reduced, if applicable, shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 9. The Company and the Executive shall cooperate with the Executive in good faith in valuing, and the Company shall retain an adviser (which may be the Accounting Firm) to value, services to be provided by the Executive (including the Executive refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that Total Payments in respect of such services may be considered to be “reasonable compensation” within the meaning of the regulations under Section 280G of the Code.

        (c)    If the Accounting Firm determines that no Excise Tax is payable by the Executive, it, at the request of the Executive, shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder:

            (i)    It is possible that amounts will have been paid or distributed by the Company to the Executive that should not have been so paid or distributed (each, an “Overpayment”). In the event that the Accounting Firm, based on the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive, determines that an Overpayment has occurred, then the Executive shall pay to the Company the minimum amount required, as determined by the Accounting Firm, to avoid any Excise Tax; and

            (ii)    It is also possible that amounts which will not have been paid or distributed by the Company could have been paid or distributed to the Executive (each, an “Underpayment”), consistent with calculations required to be made under this Section 9. In the event that a determination is made by the Accounting Firm (based upon controlling precedent or substantial authority) that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to the Executive, together with interest at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment.

        (d)    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the Executive to pay an Excise Tax. Such notification shall be given as soon as practicable but no later than 15 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).

    10.    Conditions to Receipt of Severance Payments and Benefits; Forfeiture and Repayment Obligations.

        (a)    Conditions to Receipt of Payments; Executive Obligations. The following requirements must be met by the Executive as a condition to the right to receive, continue to receive, or retain any Severance Payments and Benefits under this Policy:

            (i)    The Executive shall enter into a non-competition and confidentiality agreement, in a form acceptable to the Company, providing for restrictions on certain actions by the Executive for the two-year period after the Date of Termination or such other time period as may be set forth in a written agreement between the Executive and the Company. Notwithstanding anything in this Policy or otherwise to the contrary, nothing in this Policy or otherwise (A) limits the Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002) or (B) prevents the Executive from providing, without prior notice to the Company, information (including documents) to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity, no Executive is prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

            (ii)    The Executive shall cooperate with the Company by making himself or herself available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and shall not otherwise fail to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company, as reasonably requested.

            (iii)    If requested by the Company to do so, the Executive shall provide up to 10 hours per calendar month of consulting services to the Company as reasonably requested by the Company, at such times and places as shall be mutually agreeable to the Company and the Executive, and subject to the Company reimbursing Executive for his reasonable expenses in providing such consulting services.

            (iv)    The Executive shall not (nor shall have), during the period of employment, engage in willful misconduct or violation of a Company Policy that is materially detrimental to the Company or in any action or inaction that would constitute grounds for being terminated for Cause, as determined by the Committee in its sole discretion.

    If after termination of employment, the Executive continues to work for the Company or any of its Subsidiaries or Affiliates as an employee, consultant, or in any other capacity, whether on a full or part-time basis, then notwithstanding anything to the contrary set forth in this Policy, any restricted period contained in a non-competition agreement between the Executive and the Company or any Subsidiary or Affiliate shall not commence to run until the last day the Executive provides services to the Company or any Subsidiary or Affiliate.

        (b)    Forfeiture and Repayment Obligations.

            (i)    If the Company determines that the Executive has failed to comply with his or her obligations, arising under either any agreement with the Company or any Company Policy, whether during his or her term of employment (and such failure would have constituted “Cause”) or subsequent to the Date of Termination (including, without limitation, the non-competition and confidentiality agreement set forth in Section 10(a) or the Release set forth in Section 10(c)) (a “Forfeiture Event”), the Executive will forfeit or repay, as the case may be, all Severance Payments and Benefits, whether vested or unvested, paid or unpaid, in each case, that were settled, paid or provided to the Executive under this Policy, and the Company shall have no further obligation to pay, grant, settle, make, provide or continue to make or provide any Severance Payments and

Benefits to the Executive under this Policy. Any such forfeiture or repayment shall not relieve the Executive of any of his or her obligations hereunder.

            (ii)    For the avoidance of doubt, Severance Payments and Benefits subject to the forfeiture and repayment obligations under this Section 10 shall include any unvested Award, and any amounts paid to the Executive on settlement or vesting of an Award but shall not include (A) any earned and unpaid base salary payable through the Executive’s Date of Termination, (B) any payment for accrued paid time-off, (C) any unreimbursed business expenses reimbursable under Company policies then in effect, and (D) any amount paid by the Executive to the Company as a condition of or in connection with settlement of a forfeited Award.

            (iii)    Any policy of the Company providing for forfeiture or recoupment of compensation, including in any Incentive Plan, shall apply by its terms and shall not be deemed limited in any way by this Section 10 or any other provision of this Policy. In particular, notwithstanding anything in this Policy to the contrary, by participating in this Policy and accepting any Severance Payments and Benefits hereunder, the Executive acknowledges and agrees that this Policy and any compensation or other benefits or amounts described herein (and any settlements thereof) are subject to the terms and conditions of the Company’s Clawback Policy (or any similar clawback policy or policies applicable to the Executive) that may be in effect from time to time, including, without limitation, to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company’s securities may be traded) (collectively, the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, so applies, applicable sections of this Policy and/or any related documents shall be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

            (iv)    Otherwise, any clawback or recoupment provisions required by law, including under the Dodd‑Frank Wall Street Reform and Consumer Protection Act or any rules or regulations thereunder, shall apply to the Severance Payments and Benefits paid or payable under this Policy.

            (v)    Any Severance Payments and Benefits (A) subject to repayment by the Executive under this Section 10 must be repaid to the Company, in the manner and on such terms and conditions as shall be required by the Company by written notice to the Executive and (B) subject to forfeiture will be forfeited immediately upon written notice to the Executive from the Company.

        (c)    Executive Obligation to Execute Release and Termination Agreement.

            (i)    The Company expressly conditions its provision of the Severance Payments and Benefits set forth herein and as described herein on receipt from the

Executive of a release of all claims against the Company and each Subsidiary and Affiliate and their respective officers, directors, employees and agents, in a form and manner acceptable to the Company (the “Release”). Such Release shall become effective, enforceable and irrevocable within 60 days following the Executive’s Date of Termination (such period, the “Release Period”).

            (ii)    Any severance payment or benefit that is subject to Code Section 409A that would otherwise have been made to an Executive but that is conditioned upon the execution and effectiveness of the Release shall be paid or provided on the first business day following the Release Period subject to the execution and effectiveness of the Release; provided, however, that any in‑kind benefits provided pursuant to this Policy shall continue in effect after the Date of Termination pending the execution and delivery of the Release; and further provided, that if the Release is not executed and delivered within the Release Period, the Executive shall reimburse the Company for the full cost of providing such in-kind benefits during the Release Period.

        (d)    No Limitation of Rights. Any forfeiture or repayment under this Section 10 is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company under applicable law.

        (e)    Committee Discretion. The Committee shall have the authority, in its sole discretion, to interpret and construe the provisions of this Section 10 and to make all determinations with respect hereto, including the determination of whether a Forfeiture Event has occurred, the timing of such Forfeiture Event and the amount and form of any forfeiture or reimbursement.

    11.    Other Provisions Applicable to Severance Payments and Benefits.

        (a)    Deferrals Included in Salary and Bonus. All references in this Policy to salary and Bonus mean those amounts before reduction pursuant to any deferred compensation plan or agreement.

        (b)    Payments and Benefits to Beneficiary Upon Executive’s Death. In the event of the death of an Executive, all payments and benefits hereunder due to such Executive shall be paid or provided to his or her Beneficiary.

        (c)    Transfers of Employment. Anything in this Policy to the contrary notwithstanding, a transfer of employment from the Company to a Subsidiary or an Affiliate or vice versa shall not be considered a termination of employment for purposes of this Policy.

        (d)    Right of Setoff. The Company may, to the extent permitted by applicable law and consistent with Code Section 409A, deduct from and set off against any amounts the Company may owe to the Executive from time to time, including amounts payable in connection with any Severance Payment and Benefits, amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Executive, such amounts as may be owed by the Executive to the Company, including but not limited to amounts owed under Section 10, although the Executive shall remain liable for any part of the Executive’s payment obligation not satisfied through such deduction and setoff. By accepting the Severance Payments and Benefits under this Policy, the Executive agrees to any deduction or setoff under this Section 11(d).

    12.    Other Plans and Policies; Non-Duplication of Payments or Benefits.

        (a)    Superseded Agreements and Rights. This Policy and the documents referred to herein constitute the entire understanding between the Company and the Executive relating to Severance Payments and Benefits to be paid or provided to the Executive by the Company, and to the extent necessary or applicable supersede and cancel all prior agreements and understandings with respect to the subject matter of this Policy, other than (i) as expressly set forth in this Policy, (ii) as determined in writing by the Committee, or (iii) as expressly provided in a plan, program or arrangement of the Company which is established following the Amendment and Restatement Effective Date and in which the Executive is a participant.

        (b)    Non‑Duplication of Payments and Benefits. The Executive shall not be entitled to any severance payment or benefit under this Policy which duplicates a payment or benefit received or receivable by the Executive under any employment or severance agreement, or any other plan, program or arrangement of the Company or any severance required by applicable law, regulation, sound business practices and customs; provided, however, that with respect to a benefit or payment that is expressly required to be provided by applicable law, regulation, sound business practices and customs, to the extent permissible under applicable law, the Company may offset the amount of any such benefits or payments against the Severance Payments and Benefits due under this Policy.

    13.    Special Rules for Compliance with Code Section 409A. This Section 13 serves to help ensure compliance with applicable requirements of Code Section 409A. If the terms of this Section 13 conflict with other terms of this Policy, the terms of this Section 13 shall control.

        (a)    It is intended that all payments made pursuant to this Policy shall be exempt from Code Section 409A or otherwise comply with Code Section 409A and this Policy shall be interpreted and administered in a manner consistent with this intent.

        (b)    Notwithstanding any provisions in this Policy to the contrary, if at the time of the Executive’s separation from service within the meaning of Code Section 409A, the Executive is a “specified employee” (within the meaning of Code Section 409A and determined pursuant to policies adopted by the Company), then to the extent any payment or benefit that the Executive becomes entitled to under this Policy on account of the Executive’s separation from service would be considered deferred compensation under Code Section 409A, amounts of deferred compensation that would otherwise be payable pursuant to this Policy during the 6-month period immediately following the Termination Date (such payments, the “Delayed Payments”; such period the “Delay Period”) and benefits that constitute deferred compensation that would otherwise be provided pursuant to this Policy during the Delay Period (the “Delayed

Benefits”) will instead be paid or made available on the earlier of (i) the 1st day of the 7th month following the Executive’s Date of Termination and (ii) the Executive’s death. If any Delayed Payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the Delay Period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

        (c)     Each payment made under this Policy shall be treated as a separate payment and not one of a series of payments for purposes of Code Section 409A. Further, coverages provided during one taxable year will not affect the degree to which coverages will be provided in any other taxable year.

        (d)    To the extent that any payment or benefit described in this Policy constitutes “non-qualified deferred compensation” under Code Section 409A, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service”. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Code Section 409A.

        (e)    To the extent that any payment or benefit described in this Policy constitutes “non-qualified deferred compensation” under Code Section 409A, then to the extent necessary to comply with Code Section 409A, a Change in Control will not be deemed to have occurred for purposes of any provision of this Policy providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a Change in Control unless such Change in Control is also a “change in control event” (within the meaning of Code Section 409A).

        (f)    In no event will a reimbursement under this Policy, if any, be made for any period after December 31 of the second calendar year following the Termination Date. If any reimbursements (if any) or in-kind benefits provided by the Company pursuant to this Policy would constitute deferred compensation for purposes of Code Section 409A, such reimbursements or in-kind benefits will be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, will be determined pursuant to the terms of this Policy and the Company’s policies and will be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

        (g)    If any provision of this Policy needs to be revised to satisfy the requirements of Code Section 409A, then such provision shall be modified or restricted to the minimum extent and in the manner necessary to be in compliance with such requirements of

Code Section 409A, and any such modification will maintain the same economic results as were intended under this Policy. The Company cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Policy will satisfy all applicable provisions of Code Section 409A and the Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Policy are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A. Payments made to the Executive under this Policy in error shall be returned to the Company and do not create a legally binding right to such payments.

    14.    Miscellaneous.

        (a)    Assignment; Non‑transferability. No right of an Executive to any payment or benefit under this Policy shall be subject to assignment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or of any Beneficiary of the Executive. The terms and conditions of this Policy shall be binding on the successors and assigns of the Company. The Company’s Subsidiaries and Affiliates are third party beneficiaries to this Policy and to the extent any violation of this Policy shall cause them direct harm, they shall have a right to enforce this Policy and any related agreements in accordance with their respective terms.

        (b)    Withholding. The Company shall have the right to deduct from all payments hereunder any taxes, deductions or withholdings required by law to be withheld therefrom.

        (c)    No Right To Employment. Nothing in this Policy shall be construed as altering the Executive’s status as an employee-at-will or giving any person the right to be retained in the employment of the Company or its Subsidiaries, nor shall it affect the right of the Company to dismiss an Executive without any liability except as provided in this Policy.

        (d)     Amendment and Termination. The Board may amend or terminate this Policy at any time; provided, however, that [(i) other than during the two-year period following a Change of Control, no such amendment or termination may adversely affect any Executive without such Executive’s prior written consent unless the Company provides at least 12 months’ advance written notice of such amendment or termination to such adversely-affected Executive, and (ii) ]during the two-year period following a Change of Control, this Policy may not be amended or terminated in any manner materially adverse to an Executive without the written consent of such Executive.

        (e)    Governing Law. The validity and effect of this Policy shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to this Policy or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Florida.

The Executive and the Company hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in Florida. Each of the Executive and the Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Florida.

        (f)    No Duty to Mitigate. No Executive shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company or its Subsidiaries becomes obligated to make under this Policy, and, except as expressly provided in this Policy, amounts or other benefits to be paid or provided to an Executive pursuant to this Policy shall not be reduced by reason of the Executive's obtaining other employment or receiving similar payments or benefits from another employer.

        (g)    Awards to Executives Outside the United States. The Committee may modify the terms and conditions of participation of any Executive who is then resident or primarily employed outside the United States or is subject to taxation by a non‑U.S. jurisdiction in any manner deemed by the Committee to be necessary or appropriate in order that such terms and conditions shall conform to the laws, regulations, sound business practices or customs of the country in which the Executive is then resident or primarily employed.

        (h)    Effect of Invalidity of Provision. If any provision contained in this Policy, or any part thereof, is construed to be invalid or unenforceable, the same shall not affect the remainder of the provisions, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such provisions and, in its reduced form, said provision shall then be enforceable.

Annex I

Executive            Non-CIC                CIC
Type                 Severance Factor         Severance Factor

Chief
Executive            2.0 times                2.0 times
Officer and/or
President

Chief
Financial            1.5 times                1.5 times
Officer or
Chief
Operating
Officer

All Other
Designated            1.0 times                1.0 times
Executives

EXHIBIT A

I acknowledge and agree that: (i) I have been designated as an Executive under the World Kinect Corporation Executive Severance Policy (as amended or amended and restated from time to time, the “Policy”), (ii) any payment, rights or benefits under the Policy are subject to all of the terms and conditions of the Policy, (iii) I consent to be bound by the terms of the Policy, including, but not limited to, its clawback provisions (and consent to fully cooperate with World Kinect Corporation (the “Company”) in connection with any of my obligations pursuant to the Policy), and (iv) this acknowledgement (“Acknowledgment”) and the Policy (together with those agreements and documents expressly referred to herein and therein, specifically for the purposes referred to herein) constitute the entire agreement between me and World Kinect Corporation regarding the subject matter hereof and thereof.

Executive: By: Name: Title: Date: ______________________________